EXHIBIT (a)(2)

SCHEDULE A
(to the Trust Instrument dated October 1,1997)

SERIES OF THE TRUST

(As Amended January 3, 2003)

Marsico Focus Fund
Marsico Growth Fund
Marsico 21st Century Fund
Marsico International Opportunities Fund